Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-239958) on Form S-1 of GeoVax Labs, Inc. of our report dated March 23, 2021, relating to the 2020 consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 23, 2021 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wipfli LLP

Atlanta, Georgia

March 23, 2021